Exhibit 32
CERTIFICATION1
     Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Alfred E. Mann, Chief Executive Officer of MannKind Corporation (the “Company”), and Matthew J. Pfeffer, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:
     1. The Company’s Annual Report on Form 10-K for the period ended December 31, 2009, to which this Certification is attached as Exhibit 32 (the “Annual Report”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and
     2. The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
     In Witness Whereof, the undersigned have set their hands hereto as of the 16th day of March 2010.

/s/ Alfred E. Mann	/s/ Matthew J. Pfeffer
Alfred E. Mann	Matthew J. Pfeffer
Chief Executive Officer	Corporate Vice President and Chief Financial Officer

[1]	This certification accompanies the Annual Report on Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of MannKind Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of this the Annual Report on Form 10-K to which this certification relates), irrespective of any general incorporation language contained in such filing.